UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DURECT Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2021

On Tuesday, June 15, 2021 at 9:00 a.m. Pacific time, DURECT Corporation (the “Company”) will hold its 2021 Annual Meeting of Stockholders (the “Meeting”).  The Meeting will be a “virtual” meeting of stockholders given the concerns around the COVID-19 pandemic, which allows us to continue to proceed with the Meeting while mitigating the health and safety risks to participants.  Stockholders will not be able to physically attend the Meeting.  Stockholders will be able to attend the Meeting via live audio webcast by visiting www.meetingcenter.io/269945206, as well as vote shares electronically and submit questions electronically during the meeting.  The password for the Meeting is DRRX2021. To attend and participate in the Meeting, including voting shares at and submitting questions during the Meeting, stockholders must have their 15-Digit Control Number assigned by Computershare Trust Company, N.A., the Company’s transfer agent.  Instructions for how to obtain such 15-Digit Control Number are provided in the attached Proxy Statement. Stockholders may also view reference materials such as our list of stockholders as of the record date, when they attend the Meeting. Please see the section entitled “Time and Place of the Annual Meeting” for additional details related to reviewing our list of stockholders.

Only stockholders who owned common stock at the close of business on April 20, 2021 can vote or submit questions at the Meeting or any adjournment that may take place. At the Meeting, the stockholders will:

1.	Elect three Class III directors of our Board of Directors to serve until the 2024 annual meeting of stockholders;
2.	Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 350,000,000 to 600,000,000;
3.	Hold an advisory vote on executive compensation;
4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year; and
5.	Transact any other business properly brought before the Meeting.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

The Board of Directors recommends that you vote in favor of each of proposals one, two, three and four, outlined in the attached Proxy Statement.

We cordially invite all stockholders to attend the Meeting virtually. However, whether or not you expect to attend the Meeting, please vote your shares as soon as possible. You may vote over the Internet or by using the toll-free telephone number on your proxy card or voting instruction materials, or by mailing a proxy card or voting instruction card. Please review the instructions on the Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction materials regarding your voting options. If you vote and then decide to attend the Meeting to vote your shares, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Following the Meeting, we will also report on our business results and other matters of interest to stockholders.

By Order of the Board of Directors,

Michael H. Arenberg
Chief Financial Officer and Secretary
Cupertino, California
April [●], 2021

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting To Be

Held on June 15, 2021.

The Proxy Statement, a proxy card and our 2020 Annual Report are available free of charge on the Internet at https://proxydocs.com/DRRX.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET OR BY USING THE TOLL-FREE TELEPHONE NUMBER ON YOUR PROXY CARD OR VOTING INSTRUCTION MATERIALS, OR BY MAILING A PROXY CARD OR VOTING INSTRUCTION CARD. PLEASE REVIEW THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR ON YOUR PROXY CARD OR VOTING INSTRUCTION MATERIALS REGARDING YOUR VOTING OPTIONS IF YOU ATTEND THE MEETING VIA THE INTERNET, YOU MAY VOTE IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

PROXY STATEMENT

FOR THE

2021 Annual Meeting OF STOCKHOLDERS

JUNE 15, 2021

Our Board of Directors is soliciting proxies for the 2021 Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

The Board has set April 20, 2021 as the record date for the Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Meeting, with each share entitled to one vote. Stockholders who hold shares in “street name” may vote at the Meeting only if they hold a valid proxy from their broker. As of the record date, there were [●] shares of common stock outstanding and entitled to vote at the Meeting.

In this Proxy Statement:

•	“We,” “us,” “our” and the “Company” refer to DURECT Corporation
•	“Annual Meeting” or “Meeting” means the 2021 Annual Meeting of stockholders
•	“Board of Directors” or “Board” means our Board of Directors
•	“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet. On or about May 6, 2021, we will mail our stockholders on the record date a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review all of the important information contained in our proxy materials, including our Proxy Statement and our 2020 Annual Report to Stockholders. These materials are also available free of charge on the Internet at https://proxydocs.com/DRRX.The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice.

Time and Place of the Annual Meeting

The Annual Meeting is being held on Tuesday, June 15, 2021, at 9:00 a.m. Pacific time. All stockholders who own shares of our stock as of April 20, 2021, the record date, may attend the Annual Meeting. The Meeting will be a “virtual” meeting of stockholders given the concerns around the COVID-19 pandemic, which allows us to continue to proceed with the Annual Meeting while mitigating the health and safety risks to participants.  Stockholders will not be able to physically attend the Meeting.  Stockholders will be able to attend the Meeting via live audio webcast by visiting www.meetingcenter.io/269945206, as well as vote shares electronically and submit questions electronically during the meeting.  The password for the Meeting is DRRX2021.  To attend and participate in the Meeting, including voting shares at and submitting questions during the Meeting, stockholders must have their 15-Digit Control Number assigned by Computershare Trust Company, N.A., the Company’s transfer agent.  Instructions for how to obtain such 15-Digit Control Number are provided in the attached Proxy Statement.

Stockholders may also view reference materials such as our list of stockholders as of the record date, when they attend the Meeting.

Purpose of the Proxy Materials

You are receiving proxy materials from us because you owned shares of our common stock on April 20, 2021, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

If you are a stockholder of record and submit a signed proxy card, you are appointing David R. Hoffmann and Michael H. Arenberg as your representatives at the Meeting. David R. Hoffmann and Michael H. Arenberg will vote your shares at the Meeting as you have instructed them. This way, your shares will be voted whether or not you attend the Meeting. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your Notice or proxy card.

If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the Annual Meeting.

Even if you plan to attend the Meeting it is a good idea to vote in advance of the Annual Meeting, indicate your preferences on the paper proxy card you requested (as described below), and then date, sign and return your proxy card, or vote your shares by telephone or via the Internet, just in case your plans change and you are unable to attend the Annual Meeting.

Proposals to Be Voted on at This Year’s Annual Meeting

You are being asked to vote on:

1.	Elect three Class III directors of our Board of Directors to serve until the 2024 annual meeting of stockholders;
2.	Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 350,000,000 to 600,000,000;
3.	An advisory vote on executive compensation;
4.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends a vote FOR each proposal.

Instructions for how to obtain the 15-Digit Control Number and vote

Stockholders of record

As a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you may vote the shares held in your name.

If you do not wish to participate in the Annual Meeting via webcast, you may vote as follows:

1. Over the Internet: go to www.investorvote.com/DRRX;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada); or

3. By mail: You may vote by requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice and completing, signing, dating and returning, in the accompanying postage prepaid envelope, your paper proxy card that you receive in response to your request. Please allow sufficient time for us to receive your proxy card if you decide to vote by mail.

If you wish to vote electronically while attending the Annual Meeting via webcast, you may vote while the polls remain open, at www.meetingcenter.io/269945206 (password: DRRX2021). You will need the 15-Digit Control Number assigned by Computershare that is included on your Notice or proxy card in order to be able to attend and vote electronically during the Annual Meeting.

Even if you plan to attend the Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial owner of shares held in street name

As a beneficial owner of shares, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares.

If you do not wish to participate in the Annual Meeting via webcast, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Beneficial owners of shares may also vote electronically while attending the Annual Meeting via webcast, while the polls remain open, at www.meetingcenter.io/269945206 (password: DRRX2021). Since a beneficial owner is not the stockholder of record, you may not attend and vote your shares at the Annual Meeting unless you (i) obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting and (ii) register with Computershare by submitting such legal proxy to Computershare as directed below and receiving a 15-Digit Control Number assigned by Computershare. Such legal proxy must reflect your holdings of Common Stock along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on June 10, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare as follows:

1. By email: Forward the email from your bank, broker, trustee or other nominee containing your legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com; or

2. By mail: Mail your legal proxy to Computershare, DURECT Corporation. Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001.

Your bank, broker, trustee or other nominee will also send you separate instructions describing additional procedures, if any, for voting your shares electronically during the Annual Meeting.

Even if you plan to attend the Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Voting Procedure

You may vote by Internet.

If you are a stockholder of record, you may submit your proxy by Internet by following the instructions on the Notice or your proxy card and by following the voting instructions on the website.

If you hold your shares in street name, please check the Notice or the voting instructions provided by your broker, trustee or nominee for Internet voting availability and instructions. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.

You may vote by telephone.

If you are a stockholder of record, you may submit your proxy by following the “Vote-by-Telephone” instructions on the proxy card or the Notice.

If you hold your shares in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability and instructions.

You may vote by mail.

If you requested and received paper copies of our proxy materials and you are a stockholder of record, and elect to vote by mail, please indicate your preferences on the proxy card, date and sign your proxy card and return it in the postage-prepaid and addressed envelope that was enclosed with your proxy materials. If you mark your voting instructions on the proxy card, your shares will be voted as you have instructed. Note that you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet and how to request paper copies of the proxy materials.

If you hold your shares in street name, you may vote by mail by completing, signing and dating the voting instruction card provided by your broker, trustee or nominee and mailing it in the accompanying postage-prepaid and addressed envelope.

You may vote at the Meeting.

If you attend the “virtual” Meeting, you will have the opportunity to vote at that time. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain a valid legal proxy to vote your shares at the Annual Meeting and then register in advance to attend the Annual Meeting through our transfer agent, Computershare Trust Company, N.A, no later than 5:00 p.m. Eastern Time on June 10, 2021.

The meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:30 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

If you encounter any technical difficulties accessing the “virtual” Meeting during the check in or meeting time, please call the technical support number 1-888-724-2416 (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2748 (outside of the United States, U.S. territories and Canada).

You may change your mind after you have returned your proxy.

If you are the stockholder of record and you change your mind after you have submitted your proxy via the Internet or by telephone or returned your proxy card, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may do this by:

•	entering a new vote via the Internet, by telephone or by signing and returning another proxy card at a later date, but before the polls close at the Annual Meeting; or
•	voting at the Annual Meeting.

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the virtual Annual Meeting and voting in person.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Delivery of Documents to Security Holders Sharing an Address

Only one Proxy Statement and annual report is being delivered to you if you share an address with another stockholder, unless we receive contrary instructions from you or one of the other stockholder(s). We will deliver promptly upon written or oral request a separate copy of the Proxy Statement and annual report to you if you share an address to which we delivered a single copy of the documents; this request should be directed to Michael H. Arenberg, Chief Financial Officer, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014, (408) 346-1052.

Quorum Requirement

Shares are counted as present at the Meeting if the stockholder either:

•	is present and votes at the Meeting, or
•	has properly voted via the Internet or by telephone, or submitted a proxy card in the mail (or someone has submitted a card on the stockholder’s behalf).

A majority of our outstanding shares as of the record date must be present at the Meeting (including by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

Consequences of Not Returning Your Proxy; Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting) in order to vote on the proposals. If you are a beneficial owner of shares and your brokerage firm or other similar organization does not receive voting instructions from you, your brokerage firm may either:

•	vote your shares on routine matters, or
•	leave your shares unvoted.

If you are a beneficial owner and hold your shares in “street name” through a broker or other nominee and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but do not have discretion to vote on non-routine matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 4) because that is deemed to be a routine matter under applicable rules, but the broker could not vote your shares for any of the other three proposals on the agenda for the Annual Meeting.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

Assuming a quorum is present, the three nominees receiving the highest number of votes of shares that are present and entitled to vote will be elected as Class III directors. The vote required to approve the Amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock as set forth in Proposal 2, is the affirmative vote of the holders of more than 50% of the combined voting power of all shares of the Company entitled to vote, voting together as a single class, present in person or represented by proxy. The vote required to approve executive compensation, as set forth in in Proposal 3 and to ratify the appointment of the independent registered public accounting firm, as set forth in Proposal 4, is the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

Please note that Proposal 3 is an advisory vote; however, the Compensation Committee and the Board of Directors will consider the voting results on the proposal.

Vote Solicitation; No Use of Outside Solicitors

DURECT Corporation is soliciting your proxy to vote your shares at the Annual Meeting. The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by the Company. In addition to this solicitation by mail, our directors, officers, agents, and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials. We have not retained the services of a proxy solicitor.

Voting Procedures

Votes cast by proxy or at the Annual Meeting will be tabulated by a representative of Computershare, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting. Those shares represented by votes cast via the Internet or by telephone, or represented by proxy cards received, marked, dated, and signed, and in each case, not revoked, will be voted at the Annual Meeting. If a stockholder submits proxy voting instructions with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. If you are a stockholder of record (that is, if your shares are held in your name and not in street name by a brokerage firm) and you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement, and the proxy holders may determine in their discretion any other matters properly presented for a vote at the Meeting. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the meeting. We will publish the final results in a current report on Form 8-K, which we will file with the SEC within four business days of the meeting. You can get a copy on our website at www.durect.com in the Investor Relations section, by contacting Michael H. Arenberg, our Chief Financial Officer, at (408) 346-1052 or the SEC at www.sec.gov.

Other Business

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, if you are a stockholder of record and submit your signed proxy card, you are giving authority to David R. Hoffmann and Michael H. Arenberg to vote on such matters at their discretion.

Stockholder Proposals For The 2022 Annual Meeting

To have your proposal included in our proxy statement for our 2022 annual meeting, you must submit your proposal in writing no later than January 6, 2022 to Michael H. Arenberg, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014. Any such proposal must also comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, as well as our bylaws, which may be obtained free of charge by written request to Michael H. Arenberg, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014.

Pursuant to our bylaws, stockholders must provide notice of any business that they wish to submit for consideration at the 2022 annual meeting to our executive offices (Attention: Secretary) no later than March 17, 2022 and no earlier than February 15, 2022; provided, however, that if the 2022 annual meeting is moved more than 30 days prior to or 60 days after the anniversary of the Annual Meeting and less than 60 days’ notice is provided to stockholders, then notice of a stockholder proposal must be received within 10 days of public notice of the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes, with staggered three-year terms. Our Class III directors, whose terms expire at the Annual Meeting and who are being nominated for re-election for a three-year term, are Mohammad Azab, James E. Brown and Gail M. Farfel. If re-elected at the Annual Meeting, each of these nominees would serve until the 2024 Annual Meeting. Armand P. Neukermans, our other Class III director, has elected not to be nominated for re-election.

Our Class I directors, whose terms expire at our 2022 annual meeting, are Simon X. Benito, Terrence F. Blaschke and Gail J. Maderis.  Our Class II directors, whose terms expire at our 2023 annual meeting, are David R. Hoffmann and Judith J. Robertson. Jon S. Saxe, who was also a Class II director, agreed to serve only an additional one-year term following last year’s Annual Meeting, as noted in the proxy statement for such meeting.  You only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms. Mohammad Azab, James E. Brown and Gail M. Farfel, currently Class III directors, are nominees for re-election at the Annual Meeting. Each nominee has consented to serve an additional three-year term.

Vote Required

If a quorum is present, the three nominees receiving the highest number of votes of shares that are present and entitled to vote will be elected as directors for the ensuing three years. Unless marked otherwise, proxies received will be voted FOR the election of Mohammad Azab, James E. Brown and Gail M. Farfel. If additional people are nominated for election as directors through the stockholder proposal process, which includes written notification to us within specified time frames, unless marked otherwise, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed above are elected.

Directors

The names of our directors, their ages as of April 20, 2021 and certain other information about them are set forth below:

Name	Age	Position
James E. Brown, D.V.M.	64	President, Chief Executive Officer, Director and Director Nominee
Mohammad Azab, M.D., M. Sc., M.B.A. (1)(3)	65	Director and Director Nominee
Simon X. Benito (2)(3)	76	Director, Chairman of the Nominating and Corporate Governance Committee
Terrence F. Blaschke, M.D. (3)	78	Director
Gail M. Farfel, Ph.D.	57	Director and Director Nominee
David R. Hoffmann (1)(2)	76	Chairman of the Board, Chairman of the Audit Committee
Gail J. Maderis, M.B.A. (1)(2)	63	Director
Armand P. Neukermans, Ph.D. (1)	80	Director, Chairman of the Compensation Committee
Judith J. Robertson (2)(3)	61	Director
Jon S. Saxe (1)(2)	84	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

James E. Brown, D.V.M. co-founded DURECT in February 1998 and has served as our President, Chief Executive Officer and a Director since June 1998. He previously worked at ALZA Corporation as Vice President of Biopharmaceutical and Implant Research and Development from June 1995 to June 1998. Prior to that, Dr. Brown held various positions at Syntex Corporation, a pharmaceutical company, including Director of Business

Development from May 1994 to May 1995, Director of Joint Ventures for Discovery Research from April 1992 to May 1995, and held a number of positions including Program Director for Syntex Research and Development from October 1985 to March 1992. Dr. Brown holds a B.A. from San Jose State University and a D.V.M. (Doctor of Veterinary Medicine) from the University of California, Davis where he also conducted post-graduate work in pharmacology and toxicology. Dr. Brown’s scientific expertise and pharmaceutical industry experience as well as the valuable perspective as the Company’s Chief Executive Officer and co-founder into the management, strategies and operations of the Company are among the special qualifications that he brings to his service as a Director of the Company.

Mohammad Azab, M.D., M. Sc., M.B.A. served as President and Chief Medical Officer of Astex Pharmaceuticals, Inc. from 2014 to 2020 after holding the position of Chief Medical Officer there commencing in 2009.  As of November 2020, upon retirement from his management role, Dr. Azab has served as the Chair of the Board of Directors for Astex Pharmaceuticals, which is a wholly owned subsidiary of Otsuka Pharmaceuticals, focused on the discovery and development of drugs in oncology and other therapeutic areas. Previously, Dr. Azab served as President and CEO of Intradigm Corporation, a developer of siRNA cancer therapeutics. Prior to this, Dr. Azab served as Executive Vice President of Research and Development, and Chief Medical Officer of QLT Inc., and in several drug development leadership positions at Astra Zeneca in the United Kingdom and Sanofi Pharmaceuticals in France. During his carrier he has led or has been involved with the development of 8 approved drugs, 7 in Oncology and one in Ophthalmology.  Dr. Azab holds his M.D. degree (M.B., B.Ch.) from Cairo University and an M.B.A. from the Richard Ivey School of Business, University of Western Ontario. He received post-graduate training and degrees in oncology research from the University of Paris-Sud and biostatistics from the University of Pierre et Marie Curie in Paris, France. Dr. Azab has more than 30 years of experience in clinical research, global drug development, and business management and led the global development of several drugs currently approved in oncology and other therapeutic areas. Currently, he also serves on the board of directors of Xenon Pharmaceuticals Inc. Dr. Azab’s scientific background including his senior management experience in the pharmaceutical industry and as a board member of a publicly traded company are among the qualifications he brings to the Board and his service as a Director of the Company.

Simon X. Benito has served as a director since April 2005. Mr. Benito currently serves as Chairman of the Board of Inovio Pharmaceuticals Corporation (“Inovio”), a biomedical company and has served as a director of Inovio since December 2003. From 1974 to 1999, Mr. Benito held various positions at Merck & Co Inc. including Senior Vice President, Vaccine Division from 1996 to 1999, Executive Vice President, Merck-Medco Managed Care from 1994 to 1996 and Executive Director and Vice President, Merck Human Health, Japan from 1986 to 1993. Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales from 1969 to 1999 until his retirement from Merck. Mr. Benito’s pharmaceutical industry experience relating to executive management, corporate transactions and international operations as well as his financial and accounting expertise are among the qualifications he brings to the Board and his service as a Director of the Company.

Terrence F. Blaschke, M.D. has served as a director since December 2006. Dr. Blaschke has served on the faculty of Stanford University since 1974 and is Professor of Medicine and Molecular Pharmacology (Emeritus) at the Stanford University School of Medicine. From 2012 to January 2016, he was a senior program officer, Global Health Discovery and Translational Science at the Bill and Melinda Gates Foundation. Dr. Blaschke held the position of Vice President of Methodology and Science at Pharsight Corporation from 2000 to 2002. Dr. Blaschke has served as an independent consultant working with a number of leading pharmaceutical and biotechnology companies. Dr. Blaschke was formerly a board member of Therapeutic Discovery Corporation and Crescendo Pharmaceuticals, two publicly-traded companies. He has also worked as a special government employee for the U.S. Food and Drug Administration (“FDA”) and has served as the chairman of the FDA’s Generic Drugs Advisory Committee. Dr. Blaschke’s medical and scientific expertise and pharmaceutical industry experience relating to drug development are among the qualifications he brings to the Board and his service as a Director of the Company.

Gail M. Farfel, Ph.D. has served as a director since April 2019.  Dr. Farfel has served as the Executive Vice President and Chief Development Officer of Zogenix, Inc. since July 2015, where she oversees Nonclinical and Clinical Development and Regulatory Affairs. Before joining Zogenix, Dr. Farfel was Chief Clinical and Regulatory Officer of Marinus Pharmaceuticals, a biopharma engaged in development for neurological disorders. Prior to her entry into the biotech space, Dr. Farfel served as Vice President and Therapeutic Area Head for Neuroscience at Novartis Pharmaceuticals Corporation, where she oversaw their portfolio of neurology and psychiatry products. Dr. Farfel began her career in pharmaceutical drug development at Pfizer Inc., where she worked in Clinical Development and Global Medical Affairs, directing programs through all stages of clinical development and regulatory submissions.  Dr. Farfel is the author of over 50 scientific articles in the areas of neuropsychopharmacology and drug effects and is a Director on the Board of the American Society for Experimental Neurotherapeutics.  She holds a Ph.D. in Neuropsychopharmacology from the University of Chicago, where she is a Director on the Alumni Board. Dr. Farfel also holds a bachelor’s degree in Biochemistry from the University of Virginia. Dr. Farfel’s pharmaceutical industry experience relating to executive management, strategic planning, medical and scientific expertise and pharmaceutical industry experience as it relates to drug development and regulatory affairs are among the qualifications she brings to the Board and her service as a Director of the Company.

David R. Hoffmann has served as a director since December 2002 and was appointed Chairman of the Board effective January 1, 2019. Mr. Hoffman served as lead independent director from December 2010 to December 2018. Mr. Hoffmann is retired from ALZA Corporation (now a Johnson & Johnson company) where he held the positions of Vice President and Treasurer from 1992 to until his retirement in October 2002, Vice President of Finance from 1982 to 1992, and Director of Accounting/Finance from 1976 to 1982. Mr. Hoffmann is currently Chief Executive Officer of Hoffmann Associates, a multi-group company specializing in cruise travel and financial and benefits consulting. Mr. Hoffmann holds a B.S. in Business Administration from the University of Colorado. Mr. Hoffmann is currently a member of the Board of Directors and chairman of the Audit Committee of Molecular Templates, an oncology company. Mr. Hoffmann’s financial and accounting expertise has caused the Board to designate him as the Audit Committee’s financial accounting expert. In addition, his pharmaceutical industry experience relating to executive management, treasury, employee benefits and audit matters is an additional qualification he brings to the Board and his service as a Director of the Company.

Gail J. Maderis, M.B.A. has served as President and CEO of Antiva Biosciences, a venture funded biopharma company developing topical therapies to treat the pre-cancerous lesions caused by HPV, since 2015.  From 2009 to 2015, Gail led BayBio, the industry organization representing and supporting Northern California’s life science community. From 2003 to 2009, Gail served as President and CEO of Five Prime Therapeutics, Inc., a protein discovery and development company. Prior to FivePrime, Gail held senior executive positions at Genzyme Corporation, including founder and president of Genzyme Molecular Oncology. Gail also practiced management and strategy consulting with Bain & Co. She serves on the corporate boards of Allarity Therapeutics and Valitor, Inc., as well as on the non-profit boards of BIO (Emerging Company and Health Sections), CLSI, The Termeer Foundation and the University of California Berkeley Foundation Board of Trustees. She received a BS in business from UC Berkeley and an MBA from Harvard Business School. Ms. Maderis’ operational, industry and leadership experience in the biopharmaceutical industry as CEO of FivePrime Therapeutics, President of Genzyme Molecular Oncology and her current position at Antiva, and her insight into business and policy trends impacting the biopharma industry are among the qualifications she brings to the Board and her service as a Director of the Company.

Armand P. Neukermans, Ph.D. has served as a Director since March 2001. Dr. Neukermans founded Xros, Inc. in December 1996. Xros was acquired by and became a division of Nortel Networks in March 2000. Until June 2002, Dr. Neukermans held the position of Chairman and Chief Technical Officer at Xros. In October 1993, Dr. Neukermans founded Adagio Associates, a consulting firm in the area of instrumentation, metrology and microfabrication and currently serves as its President. From 1992 to 1993, Dr. Neukermans was Vice President, Systems Development at Teknekron TSDC. Between 1985 and 1992, Dr. Neukermans held various positions at Tencor Instruments including Vice President and Chief Technical Officer. From 1973 to 1985, Dr. Neukermans held various positions at Hewlett Packard Company, HP Labs, including Department Manager. Dr. Neukermans holds an Engineer’s Degree in Mechanical and Electrical Engineering from Louvain University, an M.S. in Electrical Engineering from Arizona State University and a Ph.D. in Applied Physics from Stanford University. Dr. Neukermans was named Silicon Valley Inventor of the Year in 2001. Dr. Neukerman’s engineering and technical expertise and general industrial experience relating to executive management and business operations are among the qualifications he brings to the Board and his service as a Director of the Company. Dr. Neukermans has elected not to be nominated for reelection at this year’s Annual Meeting.

Judith J. Robertson has served as a director since April 2019.  As of December 2020, Ms. Robertson has served as the Chief Commercial Officer for Eleusis Ltd.  Previously, Ms. Robertson was the Chief Commercial Officer of Aerie Pharmaceuticals from December 2016 to December 2018, during which time she built the commercial organization and led the successful commercial launch of Rhopressa® for glaucoma.  Ms. Robertson joined Aerie from the Janssen Pharmaceutical Companies of Johnson & Johnson, where she was the VP and Global Commercial Strategy Leader of Immunology, Ophthalmology and Commercial Analytics from June 2013 to November 2016. Part of her duties at Janssen included evaluating all external licensing and acquisition opportunities.   Prior to Janssen, she was VP Global Business Franchise Head of Ophthalmology at Alcon, VP Global Franchise Head of Respiratory at Novartis, VP of Sales & Marketing of Respiratory and Dermatology at Novartis, and President of Bristol Myers Squibb Canada.  Ms. Robertson holds a Master of Management degree from the Kellogg School of Business at Northwestern University and holds a bachelor’s degree in Social Science from Ryerson University. Ms. Robertson’s pharmaceutical industry experience relating to executive leadership experience with pharmaceutical companies and her expertise with respect to sales, marketing and commercialization of pharmaceutical products are among the qualifications she brings to the Board and her service as a Director of the Company.

Jon S. Saxe has served as a director since September 2003. Mr. Saxe is currently a lead director of Kyto Technology and Life Science, Inc. and a director of a number of biotechnology and pharmaceutical companies including VistaGen and several private companies. From January 1995 to May 1999, Mr. Saxe was President of Protein Design Labs. During 1999, he was an Executive-in-Residence at Institutional Venture Partners, a venture capital firm. Mr. Saxe was President of Saxe Associates, a biotechnology and pharmaceutical consulting firm, from May 1993 to December 1994. He served as President, Chief Executive Officer and as a director of Synergen, Inc., a biopharmaceutical company acquired by Amgen from October 1989 to April 1993. From August 1984 through September 1989, Mr. Saxe was Vice President, Licensing and Corporate Development at Hoffmann-LaRoche and also head of the patent law department and Associate General Counsel at the company from September 1978 through September 1989. Mr. Saxe received his B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University School of Law and an LL.M. from New York University School of Law. Mr. Saxe’s legal and business expertise and pharmaceutical industry experience relating to executive management, licensing, corporate development, intellectual property and legal matters and his board experience including as chairperson of audit and compensation committees are among the qualifications he brings to the Board and his service as a Director of the Company. Mr. Saxe agreed to serve only an additional one-year term following last year’s Annual Meeting, as noted in the proxy statement for such meeting, and so will no longer be a member of the Board after this year’s Annual Meeting.

There are no family relationships among any of our directors or executive officers.

The Board, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the Board and vote on extraordinary matters; the Board is our governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs our day-to-day operations. The Board reviews succession planning on an annual basis and has a written succession plan. The total number of authorized directors on our Board is currently fixed at ten but effective at the cessation of Mr. Saxe’s and Dr. Neukerman’s terms as Class II and Class III directors, respectively, the size of the Board will be reduced to eight members.

“Independent” Directors.    Each of our directors other than Dr. Brown and Dr. Farfel qualify as “independent directors” as defined under Nasdaq rules. Nasdaq’s definition of independent director includes a series of objective tests, such as that the director is not a Company employee and has not engaged in various types of business dealings with us or does not have a family member who is a partner with our independent registered public accounting firm. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board specifically considered the consulting work performed by Dr. Blaschke on behalf of the Company in making this determination.

Board and Committee Responsibilities.    The primary responsibilities of the Board are providing oversight, counseling and direction to our management in the long-term interests of the Company and its stockholders. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by us.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board.

Board Leadership Structure.    The roles of Board chair and principal executive officer are currently separated. Our Board chair is currently David R. Hoffmann, and our principal executive officer is currently James E. Brown, who serves as our President and Chief Executive Officer and as a director. By having the President and Chief Executive Officer serve on the Board, the Company believes it can better ensure that relevant information is made available directly between management and the Board. We also believe this separation of responsibilities provides an appropriate delegation of duties and responsibilities, with our Board chair concentrating on the strategic opportunities and direction of the Company with guidance from the Board, and our principal executive officer focusing on the management and coordination of the operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the Board of Directors.

Board Oversight of Risk.    The Board of Directors is responsible for overseeing the Company’s risks, which includes cybersecurity risks. In carrying out this responsibility, the Board evaluates the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and ensures that management has established effective systems and processes for managing the Company’s risks. Additionally, because risk is inherently present in the Company’s strategic decisions, the Board analyzes risk on an ongoing basis in connection with its consideration of specific proposed actions.

While the Board is responsible for oversight, management is responsible for identifying and communicating risk to the Board. Management fulfills this obligation in a variety of ways, including its establishment of appropriate and effective internal processes for the identification of risk. Management may report its findings to the full Board or its committees. Committees of the Board play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls, and the Compensation Committee, which oversees risks present in the Company’s compensation programs. Committees, to the extent that they deem appropriate or as required by their charters, report their findings and deliberations with respect to risk to the full Board.

In fulfilling its duties, the Audit Committee oversees and works in conjunction with our independent registered public accounting firm, Ernst & Young LLP. In accordance with its charter, the Audit Committee is responsible for making examinations as necessary to monitor corporate financial reporting and the internal and external audits of the Company, reporting to the Board the results of such examinations and recommending changes that may be made in the Company’s internal accounting controls. The Compensation Committee, with the assistance of its compensation consultants, periodically reviews the Company’s compensation policies and profile with management to ensure that executive compensation incentivizes its executive officers to meet the Company’s goals and strategic objectives. The Compensation Committee periodically performs an analysis of risks arising from our compensation policies and practices and has concluded that such policies and practices are not reasonably likely to expose the Company to material risk.

Board Committees and Charters.    The Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each of the Board committees has a written charter approved by the Board. Copies of each charter are available on our website at www.durect.com under “About DURECT—Corporate Governance.”

Audit Committee.    The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee held five meetings in 2020. The responsibilities and activities of the Audit Committee are described in greater detail in the “Audit Committee Report.” At the end of the last fiscal year, the Audit Committee was composed of the following directors: Simon X. Benito, David R. Hoffmann, Judy J. Robertson and Jon S. Saxe. Mr. Hoffmann has served as Chairman of the Audit Committee since September 2004.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Our independent registered public accounting firm, Ernst & Young LLP, provides the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discusses with the independent registered public accounting firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by Ernst & Young are pre-approved by the Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm.

As required by Nasdaq rules, the members of the Audit Committee each qualify as “independent” under special standards established for members of audit committees. The Audit Committee also includes at least one member who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. David R. Hoffmann has been determined by the Board of Directors to be an “audit committee financial expert.” Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hoffmann’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Hoffmann any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee.    The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, and administers our stock option plans, including reviewing and granting stock options to executive officers. The Compensation Committee also reviews and approves various other Company compensation policies and matters. The Compensation Committee held six meetings in 2020. For more information, see the “Compensation Committee Report.” At the end of the last fiscal year, the Compensation Committee was composed of Simon X. Benito, David R. Hoffmann, Armand P. Neukermans and Jon S. Saxe. Dr. Neukermans has served as Chairman of the Committee since March 2004. As required by Nasdaq rules, the members of the Compensation Committee each qualify as “independent” under special standards established for members of compensation committees. In addition, the Compensation Committee, from time to time, retains independent compensation consultants to assist it with the benchmarking of executive and Board compensation. The Compensation Committee retained Larry Setren & Associates as an independent compensation consultant to assist it with the benchmarking of executive and Board compensation for 2020. The process by which compensation is set for executive officers is described in the Compensation Discussion and Analysis below under the heading “Setting Officer Compensation.”

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee identifies, evaluates and recommends to the Board individuals, if any, including individuals proposed by stockholders, qualified to serve as members of the Board and the nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected. The Nominating and Corporate Governance Committee also identifies, evaluates and recommends to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings. The Nominating and Corporate Governance Committee also is responsible for preparing and recommending to the Board adoption of corporate governance guidelines, reviewing and assessing our Code of Ethics, and overseeing and conducting an annual evaluation of the Board’s performance. The Nominating and Corporate Governance Committee held two meetings in 2020. At the end of the last fiscal year, the Nominating and Corporate Governance Committee was composed of Simon X. Benito, Terrence F. Blaschke and Judy Robertson. Mr. Benito was appointed as Chairman of the Committee at the end of 2013. As required by Nasdaq rules, the members of the Nominating and Corporate Governance Committee each qualify as “independent” under special standards established for members of the committee.

Criteria for Board Membership.    In recommending candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of our directors are independent under Nasdaq rules, and that members of the Audit Committee meet the financial literacy and sophistication requirements under Nasdaq rules and at least one of them qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Stockholder Nominees.    The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee, c/o Michael H. Arenberg, Chief Financial Officer and Secretary, 10260 Bubb Road, Cupertino, CA 95014 and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in our bylaws and under the caption “Stockholder Proposals for Annual Meeting” above.

Process for Identifying and Evaluating Nominees.    The Nominating and Corporate Governance Committee believes that the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings and the decision is not made to reduce the size of the Board, the Nominating and Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and stockholder nominations.

In December 2018, the Nominating and Corporate Governance Committee engaged a national search firm to assist with the identification of potential candidates to serve as members of the Board, with a focus on gender diversity, among other criteria. The Nominating and Corporate Governance Committee evaluated each candidate’s qualifications and checked relevant references; in addition, such candidates were interviewed by at least one member of the Nominating and Corporate Governance Committee. Candidates meriting serious consideration then met with the members of the Board. Based on this input, the Nominating and Corporate Governance Committee recommended and the Board appointed Gail M. Farfel and Judith Robertson in April 2019.

In December 2020, the Nominating and Corporate Governance Committee engaged a national search firm to assist with the identification of potential candidates to serve as members of the Board, with a focus on gender and ethnic diversity, among other criteria. The Nominating and Corporate Governance Committee evaluated each candidate’s qualifications and checked relevant references; in addition, such candidates were interviewed by at least one member of the Nominating and Corporate Governance Committee. Candidates meriting serious consideration then met with the members of the Board. Based on this input, the Nominating and Corporate Governance Committee recommended and the Board appointed Mohammad Azab and Gail J. Maderis in December 2020.

Consideration of Diversity.    The Nominating and Corporate Governance Committee believes that the interests of the stockholders are best served by a Board of Directors whose members collectively have a diverse balance of experience, skills and characteristics as appropriate to our business because it encourages a full discussion on Board topics from a variety of viewpoints and with the benefit of many different experiences. Although we do not have a policy regarding diversity, in looking for a candidate who will best meet the particular needs of the Board at the time, the Nominating and Corporate Governance Committee does consider whether the specific skills, background and work experience of a candidate would add to and complement the existing viewpoints represented by the present Board members, as well as applicable legal and listing requirements. The Nominating and Corporate Governance Committee believes that the current Board composition represents a diversity of experience and skills appropriate to our business, as well as gender and ethnic diversity.

Director Resignation Policy.   It is the policy of the Company that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e., receives a greater number of votes “withheld” from his or her election than votes “for” in such election) shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Committee’s recommendation. Promptly following the Board’s decision, the Company will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission and a press release.

Attendance at Board, Committee and Annual Stockholders’ Meetings.    The Board held eight meetings in 2020. All directors are expected to attend each meeting of the Board and the committees on which they serve, and are also strongly encouraged to attend our annual meeting of stockholders. Each director attended at least 75% of all Board and applicable committee meetings during 2020. All directors attended our 2020 annual meeting of stockholders.

Communications from Stockholders to the Board.    The Board recommends that stockholders initiate any communications with the Board in writing and send them c/o the Company’s Secretary, Michael H. Arenberg. Stockholders can send communications by e-mail to mike.arenberg@durect.com, by fax to (408) 777-3577 or by mail to Michael H. Arenberg, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, California 95014. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Code of Ethics

In December 2020, the Board approved an amended Code of Ethics applicable to all of our employees, officers and directors. The purpose of the Code of Ethics is to deter wrongdoing and, among other things, promote compliance with applicable laws, fair dealing, proper use and protection of our assets, prompt and accurate public company reporting, reporting of accounting complaints or concerns and avoidance of conflicts of interest and usurpation of corporate opportunities.

Our Code of Ethics can be found on our corporate website at www.durect.com under “About DURECT—Corporate Governance.” If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver by a method selected by the Board of Directors and in conformity with applicable SEC and Nasdaq rules.

Whistleblower Policy

In December 2003, in compliance with Section 301 of the Sarbanes-Oxley Act, the Audit Committee of the Board of Directors established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters (“Whistleblower Policy”). In December 2020, the Board approved an amended Whistleblower Policy.  Our Whistleblower Policy can be found on our corporate website at www.durect.com under “About DURECT—Corporate Governance.”

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 350,000,000 TO 600,000,000

The Board of Directors has determined that it is advisable to increase our authorized common stock from 350,000,000 shares to 600,000,000 shares, and has voted to recommend that the stockholders adopt an amendment to our Certificate of Incorporation effecting the proposed increase.

As of April 20, 2021, [●] shares of our common stock were issued and outstanding.  As of April 20, 2021, an additional [●] shares were reserved for issuance upon the exercise of options that are either granted or reserved for future grant plus shares reserved for future grant under our 2000 Employee Stock Purchase plan (the “ESPP”). Taking into account 176,749 treasury shares, a total of [●] shares of common stock is currently available for future issuance.

The Company has not increased the number of authorized common stock since 2018. In the intervening years, shares have been issued in connection with financings and equity-based compensation plans. These uses have enabled the Company to broaden its technology base, conduct clinical trials for DUR-928, develop a pipeline of other pharmaceutical products in development, assist in business development activities, and attract and retain key scientists, managers and employees. Over the three years covering 2018 through April 20, 2021, we issued [●] shares in connections with financings, granted [●] options (net of expired or cancelled options) in connection with our 2000 Stock Plan, and issued [●] shares in connection with the ESPP.

The Board of Directors believes it continues to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time at the Board of Directors’ discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to our charter and the delay and expense of holding special meetings of stockholders to approve such amendments. Other than shares of common stock that we may issue pursuant to our 2000 Stock Plan and the ESPP or stock options issued pursuant to prior equity compensation plans, we currently have no specific understandings, arrangements or agreements that would require us to issue new shares of our common stock. The Board of Directors believes, however, that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

Although at present the Board of Directors has no specific plans to issue shares of common stock in excess of the number previously authorized, the Board believes it is desirable to have a significant number of available and authorized shares, to provide the Board with flexibility to use common stock for business and financial purposes in the future. The additional shares may be issued without further stockholder approval, except as may be required by law, regulatory authorities, or the rules of Nasdaq or any other stock exchange on which our shares may be listed at the time of any proposed issue. The additional shares may be used for various purposes including, without limitation, raising capital, providing equity incentives to employees, directors and consultants, establishing strategic relationships with other companies, expanding our business or research and development programs through the acquisition of other businesses and products, and stock splits and dividends. If this amendment to increase the number of authorized shares of common stock is not approved, our business could be materially harmed as our ability to undertake the corporate actions listed above would be severely constrained by the fact that only a total of [●] shares of common stock is currently available for future issuance.

The proposed Certificate of Amendment of the Amended and Restated Certificate of Incorporation is included in this Proxy Statement as Appendix A.

The affirmative vote of the holders of a majority of the shares of common stock of the Company issued and outstanding and entitled to vote at the Annual Meeting is required to approve this Proposal 2.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 350,000,000 TO 600,000,000

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The Company’s current policy is to hold an advisory vote on executive compensation each year, and we expect to hold another advisory vote with respect to executive compensation at the 2022 annual meeting of stockholders.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS

DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, the Board will review its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Please also refer to the Fees Billed for Services Rendered by Principal Accountant section below on page 45 for information regarding the fees billed by Ernst & Young LLP during the fiscal years ended December 31, 2020 and 2019 and the Audit Committee's pre-approval policies and procedures.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 20, 2021 by:

•	each person whom we know to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on [●] shares of common stock outstanding as of April 20, 2021. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options, warrants and conversion privileges that are currently exercisable or exercisable within 60 days of April 20, 2021 are deemed to be outstanding and beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Holders of 5% or more of our common stock
Bleichroeder LP (1)	26,414,656	[●]
1345 Avenue of the Americas, 47th Floor, New York, NY 10105
Lion Point (2)	17,730,680	[●]
250 West 55th Street, 33rd Floor, New York New York 10019
Directors and Named Executive Officers
James E. Brown, D.V.M. (3)	5,190,616	[●]
Michael H. Arenberg, M.B.A (4)	1,048,220	*
Judy R. Joice (5)	1,096,822	*
Norman L. Sussman (6)	15,250	*
Mohammad Azab, M.D., M. Sc., M.B.A. (7)	-	*
Simon X. Benito (8)	544,982	*
Terrence F. Blaschke, M.D. (9)	490,982	*
Gail M. Farfel, Ph.D. (10)	101,667	*
David R. Hoffmann (11)	869,513	*
Gail J. Maderis, M.B.A. (12)	-	*
Armand P. Neukermans, Ph.D. (13)	619,232	*
Judith J. Robertson (14)	101,667	*
Jon S. Saxe (15)	662,792	*
All executive officers and directors as a group (13 persons) (13)	10,741,743	[●]

*

Less than 1% of the outstanding shares of common stock. Except as otherwise noted, the address of each person listed in the table is c/o DURECT Corporation, 10260 Bubb Road, Cupertino, California 95014.

(1)

Based upon a Schedule 13G/A filed by Bleichroeder LP on February 16, 2021. Bleichroeder LP is deemed to be the beneficial owner of 26,414,656 shares as a result of acting as investment advisor to various clients. Clients of Bleichroeder have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. 21 April Fund, Ltd., a Cayman Islands company for which Bleichroeder acts as investment adviser, may be deemed to beneficially own 16,036,514 of these 26,414,656 shares.

(2)

Based upon a Schedule 13G/A filed by Lion Point on February 12, 2021. These securities are beneficially owned by Lion Point Master, LP, Lion Point Capital, LP, Lion Point Holdings GP LLC, Lion Point Capital GP, LLC, Didric Cederholm and James Freeman, which have shared voting and dispositive power over 17,730,680 shares.

(3)

Includes 1,764,530 shares held by James E. Brown, 560,000 shares held by the James & Karen Brown 1998 Trust U/A and 80,000 shares held by the James & Karen Brown 2006 Trust U/A. Also includes 2,786,086 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.

(4)	Includes 14,426 shares held by Michael H. Arenberg. Also includes 1,033,794 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(5)	Includes 32,747 shares held by Judy R. Joice. Also includes 1,064,075 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(6)	Includes 9,000 shares held by Norman L. Sussman. Also includes 6,250 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(7)	Includes zero shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(8)	Includes 85,000 shares held by Simon X. Benito. Also includes 459,982 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(9)

Includes 28,000 shares held by Terrence F. Blaschke and 3,000 shares held by the Terrence and Jeannette Blaschke Trust U/A dated November 11, 1993. Also includes 459,982 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.

(10)	Includes 101,667 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(11)

Includes 363,000 shares held by David R. Hoffmann Trustee under the Trust of David R. Hoffmann and Judy A. Hoffmann U/A dated November 14, 1979 and 5,000 shares held in a Non-Exempt Marital Trust, David R. Hoffmann Trustee under the David R. Hoffmann and Judy A. Hoffmann Trust U/A dated November 14, 1979. Also includes 501,513 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.

(12)	Includes zero shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(13)

Includes 95,000 shares held by the Neukermans Family Trust, 38,000 shares held by a partnership and 1,250 shares held by Armand P. Neukermans. Also includes 484,982 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.

(14)	Includes 101,667 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.
(15)

Includes 27,810 shares held by Jon S. Saxe and 150,000 shares held by the Jon S. Saxe and Myrna G. Marshall 1997 Trust. Also includes 484,982 shares issuable upon exercise of options exercisable within 60 days of April 20, 2021.

(16)	Includes an aggregate of 7,484,980 shares issuable pursuant to the exercise of outstanding stock options exercisable within 60 days of April 20, 2021.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation practices. The Committee makes all decisions regarding the compensation of our Chief Executive Officer (our “CEO”) and Chief Financial Officer (our “CFO”), as well as the other individuals included in the Summary Compensation Table below (together with our CEO and CFO, our “Named Executive Officers”) and all of our Vice Presidents. In this proxy, we refer to those persons as our “Officers.”

Philosophy and Elements

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them appropriately for their performance. Different programs are geared to short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we consider the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our Officers should reflect the extent of their success as a management team and in addition, their individual performance, in attaining key operating objectives, such as advancing our product pipeline, entering into strategic collaborative agreements and maintaining our financial strength, and ultimately, increasing stockholder value. We believe that the performance of our Officers in managing the Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our Officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Elements of compensation for our executives include: salary, bonus, stock incentive awards and perquisites. We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;
•	value of their unique skills and capabilities to support our long-term performance;
•	performance of their general management responsibilities;
•	contribution as a member of our executive management team;
•	difficulty of achieving desired results in the coming year and years to follow; and
•	compensation paid by companies deemed by the Committee to be comparable to us.

These elements fit into our overall compensation objectives by helping to secure the future potential of our products and operations, continuing to meet our business objectives, providing proper compliance and regulatory guidance, and helping to create an effective and cohesive team. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of bonus compensation to reward superior performance against specific annual goals. We provide non-cash compensation (i.e., stock options) to reward superior performance against specific objectives and long-term strategic goals. Our compensation package for our Named Executive Officers for fiscal year 2020 ranged from 20% to 71% in cash compensation and 29% to 80% in non-cash compensation, including benefits and equity-related awards. We believe that this structure is competitive within the marketplace and appropriate to fulfill our stated policies. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information from relevant peer companies, and such other information as it considers appropriate, to determine the appropriate level and mix of incentive compensation.

Setting Officer Compensation

Process

At one or more meetings at the end of each fiscal year (usually in December) or early in the following fiscal year (usually in January or February), the Committee reviews our performance during the fiscal year against established corporate objectives, individual Officer performance and history of all the elements of each Officer’s total compensation in comparison with the compensation of executive officers in an appropriate peer group as described below. After due consideration of the foregoing, the Committee:

•	sets the base salaries for our Officers for the following fiscal year;
•	approves individual Officer bonus payments for performance for the prior fiscal year;
•	approves stock options that will be granted to each Officer for performance for the prior fiscal year;
•	adopts the management incentive plan (including objectives and weighting) for the following fiscal year; and
•	decides upon general compensation guidelines and overall salary, bonus and stock option budgets for all employees.

The specific basis for the determination of base salaries, bonuses and stock option grants to Officers is detailed below.

Role of Executive Officers

The CEO annually reviews the performance of each Officer (other than himself, whose performance is reviewed by the Committee) with the assistance and input from our head of Human Resources. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. Officers, other than the CEO, are not present at the time of these deliberations. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives and ultimately makes the final decision with respect to the compensation of all our Officers. The CEO is not present during the Committee’s deliberations and discussion on their individual compensation.

Benchmarking

To assist the Committee in benchmarking executive compensation for 2020, the Committee retained Larry Setren & Associates, an independent compensation consulting firm, to collect and synthesize data from several sources as detailed below.

To benchmark our Officer cash bonus opportunities and equity awards and base salaries for fiscal year 2020, the Committee reviewed compensation information as reported in the definitive proxies for fiscal year 2019 from the following public life sciences companies: Antares Pharma, Calithera Biosciences, Crinetics Pharmaceuticals, CytomX Therapeutics, Geron Corporation, Idera Pharmaceuticals, Iveric bio, Ovid Therapeutics, Rigel Pharmaceuticals, Rubius Therapeutics, Syndax Pharmaceuticals, Syros Pharmaceuticals, Unity Biotechnology, and Viking Therapeutics (the “Peer Companies”). The Committee selected the Peer Companies as a relevant comparison group for us based on various criteria including similarity of business, employee headcount, market capitalization and revenue, and reviewed the proposed Peer Companies with Larry Setren & Associates for appropriateness as a comparison group. Where such source did not provide sufficient information with respect to the bonus and equity compensation of certain officer positions, the Committee used compensation information from The Radford Global Life Sciences Survey (2019) (the “2019 Radford Survey”) as a supplement. The Committee took into consideration the summarized compensation data from the Peer Companies along with the data from the 2019 Radford Survey when setting base salaries applicable for fiscal year 2020 and determining the cash bonus opportunities and stock option awards for our Officers for fiscal year 2020.

Base Salary

It is the goal of the Committee to establish salary compensation for our Officers that is competitive with comparable peer companies. In setting Officer base salaries for fiscal year 2020 (which were set in January 2020), the Committee reviewed the salary compensation of officers with comparable qualifications, experience and responsibilities as reported in the 2019 Radford Survey and definitive proxies of the Peer Companies. It is not our policy to pay our CEO or other Officers at the highest level relative to their respective counterparts at the Peer Companies. The Committee generally targets compensation for our Officers at the 50th percentile of compensation paid to similarly situated executives at the Peer Companies. Variations to this objective may occur as dictated by the experience and performance level of the individual and market factors. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below, yet conserves our financial resources, to the benefit of our stockholders.

For fiscal year 2020, the Compensation Committee awarded a 3% merit raise to the Officers as of April 1, 2020. In light of the disruption caused by Covid-19, management elected to defer increases until July 1, 2020. Annual salaries for our Named Executive Officers became $547,228 for Dr. Brown, $362,457 for Mr. Arenberg and $317,656 for Ms. Joice effective July 1, 2020.

For fiscal year 2021, the Compensation Committee awarded a 2% merit raise to the Officers as of April 1, 2021. Annual salaries for our Named Executive Officers became $558,172 for Dr. Brown, $369,706 for Mr. Arenberg, $324,009 for Ms. Joice, $401,293 for Dr. Sussman (with a prorated increase) effective April 1, 2021. Dr. Sussman joined the Company as Chief Medical Officer in November 2020 with an annual salary of $400,000.

Bonus (Non-Equity Incentive Plan Compensation)

The cash bonus element of our executive compensation is designed to reward our Officers for the achievement of shorter-term corporate goals, measurable on an annual basis, as well as, with certain exceptions noted below for the CEO, individual Officer performance. Our general process for determining the bonus element of our Officer compensation for fiscal year 2020 performance is set forth below.

In setting the target bonus for which each Officer would be eligible for fiscal 2020 performance, the Committee reviewed the bonuses of officers with comparable qualifications, experience and responsibilities at companies as reported in the 2019 Radford Survey and definitive proxies of the Peer Companies.

For performance in fiscal year 2020, the Committee set the target bonus for the CEO at 60% of such individual’s base notional salary, and for all other Officers at 30%–40% of such individual’s base notional salary. The two factors used by the Committee to determine the percentage of the target amount to be awarded to any individual Officer other than the CEO are the individual performance of such Officer during the relevant fiscal year and the Company’s performance as a whole against pre-set corporate objectives for fiscal year 2020 (the “Corporate Objectives”). The Committee retains the discretion to adjust actual bonus payments based on other factors, as discussed below.

For fiscal year 2020, the Corporate Objectives against which Officer performance was evaluated consisted of, among others, the following goals.

•	Financial
o	The first financial goal was to operate within a corporate budget entailing cash utilization of no more than $43 million.
o	The second financial goal was to generate sufficient funds from financings or licensing activities to support the strategic objectives.
•	Product Development
o

DUR-928:  The primary goals related to conducting a Phase 2 trial in COVID patients, initiating dosing in a Phase 2b trial in alcohol-associated hepatitis patients and obtaining fast track designation for that indication, completing a Phase 1b study in NASH patients and reporting positive data, completing a liver impairment trial, and achieving certain manufacturing targets.

o	POSIMIR®: The primary goals were to obtain FDA approval and a commercial partnership.
o	Partnered Programs: The primary goals related to continuing the Gilead program and developing an improved formulation, and signing a new paid feasibility project.

After evaluating the Company’s performance against the Corporate Objectives established for 2020, the Committee determined that the overall percentage of Corporate Objectives accomplished by the Company as a whole for fiscal year 2020 was 61%.

The Committee believes that the accomplishments of the Company as a whole are an important measure of the performance of all of our Officers, including the effectiveness of their leadership and teamwork. In particular, the percentage of the total eligible amount that is normally awarded to the CEO as a bonus is based entirely on the Company’s overall performance and accomplishment of the Corporate Objectives because the Committee believes that the paramount duty of these individuals is leadership. Thus, the bonus awarded to the CEO for fiscal year 2020 was computed by multiplying 61% (the percentage determined by the Committee based on Corporate Objectives accomplished and the Company’s overall performance) by 60% of the CEO base salary (the target bonus amount that such individual is eligible to receive as set by the Committee).

For fiscal year 2020, the Committee applied a weighting of Corporate Objectives (80% for Vice Presidents; 90% for Senior Vice Presidents; and 95% for the Chief Financial Officer) and applied a weighting of individual performance (20% for Vice Presidents; 10% for Senior Vice Presidents; and 5% for the Chief Financial Officer)) for Officers other than the CEO.

The individual performance of each Officer, except for the CEO, is assessed as part of an annual written performance appraisal performed typically at the end of each fiscal year. At the end of each fiscal year or early in the following fiscal year, each Officer, together with his or her supervisor (e.g., the CEO), agrees upon a written set of objectives for the following fiscal year pertinent to the Officer individually (which includes goals for the functional area or business managed by such Officer). The supervisor also assesses the accomplishments of the Officer in the most recently completed fiscal year against the applicable pre-established objectives for that Officer in such year, and arrives at a percentage of goals accomplished. For performance in fiscal year 2020, the bonus of each Officer other than the CEO was determined as follows:

Bonus Amount = (A% * B% + C% * D%) * E% * Base Salary

A =	the percentage (5%, 10% or 20%) of individual performance applicable to the Officer
B =	the percentage of personal objectives accomplished by the Officer as determined by the Officer’s supervisor
C =	the percentage (80%, 90% or 95%) of weighting of Corporate Objectives
D =	the percentage of Corporate Objectives accomplished and overall performance by the Company as determined by the Committee
E =	the percentage (30%, 35% or 40%) of the base salary set as the maximum bonus target applicable to the Officer

Notwithstanding the general practice with respect to determination of Officer bonuses set forth above, the Committee retains complete discretion to adjust the result obtained using the general approach for individual variations in performance or business considerations.

Management recommended and the Committee agreed that the total calculated bonus award for fiscal year 2020 performance would be paid 100% in cash to employees relative to 2020 performance.

Equity Incentive Program

We intend that our equity incentive program is the primary vehicle for offering long-term incentives and rewarding our Officers and key employees. We also regard our equity incentive program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating our Officers to manage the Company in a manner that is consistent with our interests and those of our stockholders. It is our typical practice to grant stock options to our Officers and all employees annually in connection with our annual employee performance appraisal.

At the same meeting(s) during which the Committee determines our Officer base salaries for the following fiscal year and bonuses for performance in the previous fiscal year, the Committee also determines the ranges of stock options for which our Officers are eligible by rank. The Committee sets these ranges after consideration of (a) the value of equity incentive awards of officers with comparable qualifications, experience and responsibilities at the then-current peer companies, (b) the dilution that would be created by the stock options awards for that fiscal year (the “Burn Rate”), (c) the overall value of equity held by our employees as a retention incentive and (d) the Company’s prior year performance. The Committee’s general philosophy is that the value of our equity incentive awards to our Officers should be competitive with the then-current peer companies subject to the Company maintaining a Burn Rate for its equity incentive programs that is not overly dilutive to our stockholders and comparable to other companies in the then-current peer group.

For our annual stock option grant, which occurred on January 21, 2020, the Committee targeted a Burn Rate (computed as total shares subject to the annual option grants to all employees including Officers for the 2019 fiscal year divided by total outstanding shares as of December 31, 2019) of approximately 0.8%.

The factors used by the Committee to determine the specific number of shares underlying any stock option grant to any individual Officer other than the CEO include the individual performance of such Officer during the prior fiscal year and the performance of the Company as a whole against the Corporate Objectives, as well as the factors described below in Timing and Amount of Grants. As with bonuses, the specific number of shares underlying the stock option grants to our CEO is determined based on the performance of the Company as a whole against the Corporate Objectives.

In addition, our Board of Directors and Compensation Committee may grant equity compensation to our Officers and employees at any time for incentive and retention purposes in keeping with our non-cash equity compensation practices outlined below.

2020 Option Grants

On January 21, 2020, the Committee made annual time-based option grants to the Named Executive Officers for the number of shares set forth in the “Grants of Plan-based Awards” table below. Dr. Sussman also received a performance-based stock option grant of 50,000 shares with an exercise price of $1.77, which was the fair market value of our common stock on November 2, 2020. 100% of the total shares subject to Dr. Sussman’s performance-based stock option grant will vest immediately upon the first FDA approval of a DUR-928 New Drug Application, with such vesting also subject to the optionee providing continuous service to the Company through the date of the applicable vesting event.  This performance grant was made to incentivize Dr. Sussman to drive our strategic initiatives.

2021 Option Grants

In January 2021, the Committee made the decision to grant one-third of the shares subject to each Named Executive Officer’s stock option grant in the form of a performance-based stock option and the remaining shares in the form of a time-based stock option. Such performance-based stock option grants will vest upon meeting a certain regulatory milestone, with such vesting also subject to the optionee providing continuous service to the Company through the date of the applicable vesting event. This change to our equity compensation program was made to further incentivize our Named Executive Officers to drive our strategic initiatives.

Dr. Sussman’s Offer Letter

In connection with his appointment, the Company and Dr. Sussman entered into an offer letter (the “Offer Letter”) that was approved by the Compensation Committee. Pursuant to the Offer Letter, Dr. Sussman initially received a base salary of $400,000 annually. Dr. Sussman is eligible to receive an annual bonus equal to 40% of his base salary (pro-rated for 2020). In connection with the start of his employment, Dr. Sussman was provided with a relocation allowance of $250,000, less applicable income and employment taxes (partially refundable if his employment is terminated for cause (as defined in the Company’s Change of Control Policy).  He did not receive any portion of the allowance in 2020. Dr. Sussman was granted a stock option to purchase 200,000 shares of the Company’s common stock that will vest over a four-year period with a one-year cliff. Additionally, Dr. Sussman was also granted a stock option to purchase 50,000 shares of the Company’s common stock which will vest immediately upon the first FDA approval of a DUR-928 New Drug Application.

Benefits

Except as otherwise described in this Proxy Statement, our Officers are not entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements (other than our 401(k) plan), post-retirement health coverage or similar benefits for our Officers or employees.

The benefits we provided in fiscal 2020 were as follows. We provide life insurance to all employees who work at least 30 hours per week (including Officers) with a limit of three times the employee’s salary (up to $250,000 of insurance per employee). The premium on over $50,000 of life insurance is treated as taxable income and is reported on W-2 forms of all employees. In addition, we offer medical, dental and vision insurance, and provide accidental death and dismemberment insurance, short-term and long-term disability insurance to all employees who work at least 30 hours per week. We pay for approximately 85% of the total premium for medical, dental and vision insurance, respectively, and 100% of the total premium for accidental death and dismemberment insurance, short-term and long-term disability insurance. Our Officers, as with our employees, are eligible to participate in our 2000 Employee Stock Purchase Plan.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers, as with all eligible employees, are eligible to participate in our 401(k) plan. We do not provide matching contributions for any of our employees including our Officers.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred contribution or other deferred compensation plans.

Other Post-Employment Payments

All of our employees, including our Officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits, except in connection with the change of control agreements, details of which are included below under “Change of Control Agreements.”

Stock Option Practices

Overview

It is our practice to grant stock options to all of our employees. Stock option award levels are determined based on market data and vary among individuals based on their positions within the Company and their individual performance. Stock Options are generally granted in connection with:

•	the hiring of employees (including Officers);
•	the promotion of employees (including Officers);
•	the annual performance appraisal of employees (including Officers);
•	rewarding certain employees (including Officers) for exceptional accomplishments;
•	periodically in lieu of cash bonuses or voluntary reductions in salary; and
•	from time to time for incentive and retention purposes.

We also, from time-to-time, and on an infrequent basis, grant stock options to certain consultants with specialized skills who provide important services to us. All of our stock options are granted under and pursuant to the terms of our 2000 Stock Plan (the “Plan”).

Authority

The Board has delegated the authority to grant stock options under specified terms and conditions to a committee consisting of our CEO, CFO and Vice President of Finance (the “Officer Committee”) in connection with the hiring and promotion of non-Officer employees and the rewarding of non-Officer employees for exceptional performance. Other than as expressly delegated by the Committee or the Board in accordance with the Stock Plan, the authority to grant stock options and other equity compensation resides exclusively with the Committee or the Board. In particular, the Committee or the Board has the exclusive authority to grant stock options to Directors and Officers.

Timing and Amount of Grants

Options to newly hired Officers are approved by action of our Board or the Committee by meeting or unanimous written consent prior to and granted effective as of the first day of employment of such Officer, typically at the same time as the ratification of their employment. Options to newly hired employees who are not Officers and where the number of shares underlying the stock option grant does not exceed 50,000 shares are granted by unanimous written consent of the Officer Committee on the tenth business day of the subsequent calendar month of their hire, and the Officer Committee meets or acts by unanimous written consent on or before the tenth business day of the calendar month to approve the option grants to be made on the tenth business day of the calendar month.

Annual grants of stock options to our employees and Officers are made usually in January or February of each year after the conclusion of our annual Company-wide performance appraisal of all employees for the previous fiscal year. Even though the Committee may complete the evaluation of the performance of Officers prior to the completion of the performance appraisal process for the entire Company, it has been our practice in the last several years to grant the stock options to Officers simultaneously with the grant of stock options to our employees. In determining the annual grant amounts, the Committee considers a review of market data for comparable positions and each individual’s accumulated vested and unvested awards, current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between Officers and in relation to other compensation elements, stockholder dilution and accounting expense, and corporate performance as well as each individual’s performance.

Other than as described above with respect to newly hired employees, it is our practice to grant stock options (such as in connection with promotions, rewarding exceptional accomplishments and grants to consultants) effective on the date of the Board, Committee or Officer Committee’s action by meeting or unanimous written consent.

We do not have a policy that precludes the granting of stock options when the Company or the Board is in possession of material nonpublic information or at certain periods in relation to our earnings releases. Although the Committee has considered whether such a policy would be advisable, the Committee does not feel that adoption of such policy is warranted at present since we grant stock options based on timelines in the normal course of business independent of the occurrence of these types of events (e.g., at a pre-established date each month for newly hired employees, on the first date of employment for newly hired Officers or upon the completion of the Company’s annual performance appraisal with respect to the annual grant). The Committee will periodically review the need for any such type of policy on timing, but at present, reserves the right to grant stock options at any time consistent with our policies, the Stock Plan and applicable laws and regulations.

Exercise Price and Other Terms

The exercise price for stock options we grant is the fair market value of our common stock as defined in the Stock Plan, which is the closing price on the day of the grant of our common stock on the Nasdaq Capital Market. Stock options granted to our employees (including Officers) typically have a term of 10 years. Annual grants of stock options generally vest on a quarterly basis over four years following the date of grant. Options in lieu of cash bonus generally vest immediately on the date of grant. Options in lieu of salary generally vest quarterly over one (1) year following the date of grant. On an infrequent basis, the Board or the Committee has granted stock options to employees (including Officers) with different vesting patterns consistent with the Stock Plan. The term and vesting of options granted to consultants vary depending on the circumstances.

Stock options, subject to required vesting, are exercisable for the term of the option so long as the optionee maintains continuous status as an employee or consultant with the Company. Generally, we have granted options that provide that if an optionee’s service to the Company as an employee, consultant or director terminates, such individual’s vested options will remain exercisable for periods of between 60 days and one year, with special longer periods of ten years for certain director options and for up to seven years for certain options granted in lieu of salary or director fees. The Administrator shall have the authority to extend the period of time for which an option is to remain exercisable following optionee’s termination; provided that in no event will an option be exercisable later than the expiration of the term of the option.

Hedging and Stock Ownership Policies

Our insider trading policy provides that all officers and employees of the Company, all members of the Company’s Board of Directors, and any consultants and contractors to the Company that the Company designates, as well as, to the extent controlled by or benefiting any of the foregoing persons, members of the immediate families

(spouse, parents, grandparents, children, grandchildren and siblings, including any such relationships that arise through marriage or adoption) sharing a household with the officer, employee, director, consultant or contractor, and any other member of the households of persons directly subject to this Policy, and family trusts (or similar family entities) may not engage in any transactions that suggest speculation in our stock (that is, an attempt to profit in short-term movements, either increases or decreases, in the stock price). The policy notes that many “hedging” transactions, such as “collar” transactions, contingent or forward sales, and other similar or related arrangements, are prohibited. Specifically, our insider trading policy precludes any employee or Officer from engaging in any “short” sale, “sale against the box” or any equivalent transaction involving our stock (or the stock of any of our business partners in any of the situations described above).

We do not have a stock ownership policy.

Most Recent Advisory Vote on Executive Compensation

The Committee noted that at the 2020 Annual Meeting held on June 17, 2020, the Company’s executive compensation was approved on a non-binding, advisory basis based upon the following votes:

For	Against	Abstain	Broker Non-Vote
96,855,910	6,365,694	558,750	50,978,823

The Board of Directors and the Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation philosophy, policies and decisions were necessary based solely on the vote results.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our executive officers, except with respect to certain grandfathered “performance-based” arrangements. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Accounting for Stock-Based Compensation

Stock-based compensation is estimated at the date of grant based on the stock award’s fair value using the Black-Scholes option-pricing model and is recognized as expense ratably over the requisite period in a manner similar to other forms of compensation paid to employees and directors. Our financial statements include more information regarding accounting for stock-based compensation.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2020, 2019 and 2018, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our other Named Executive Officers at December 31, 2020.

In 2020, 2019 and 2018, we did not grant any stock awards and we do not currently offer pension or nonqualified deferred compensation plans.

Summary Compensation Table for Fiscal 2020

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1)($)	Non-Equity Incentive Plan Compensation (2)($)	All Other Compensation (3)($)	Total ($)
James E. Brown, D.V.M (4)	2020	539,258	—	357,660	200,285	36,341	1,133,544
President and Chief Executive Officer	2019	531,289	—	472,266	239,080	29,720	1,272,355
	2018	531,289	—	413,260	95,355	24,792	1,064,696

Michael H. Arenberg, M.B.A (5)	2020	357,179	—	198,700	90,904	4,857	651,640
Chief Financial Officer	2019	350,175	—	85,810	107,118	7,878	550,981
	2018	329,643	—	182,886	41,537	4,574	558,640

Judy R. Joice (6)	2020	313,030	—	135,116	71,266	22,214	541,626
Senior Vice President, Operations and Corporate Quality Assurance	2019	306,892	—	70,740	82,575	19,104	479,311
	2018	302,357	—	141,887	37,056	16,759	498,059

Norman L. Sussman (7)	2020	66,667	—	333,000	16,281	3,400	419,348
Chief Medical Officer

(1)

Amounts shown represent the aggregate grant date fair value of the stock option grant in the year indicated, except that all stock options granted in lieu of salary are reflected in the “Salary” column and described as noted in footnotes 4, 5 and 6 below. For more information, please see Note 8 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying the valuation of equity awards.

(2)

Our cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.” In order to preserve cash and to more closely align the interests of the Company’s stockholders, management recommended, and the Committee agreed that the total calculated bonus award for fiscal year 2018 performance would be paid 10% in cash and 90% in options to employees relative to 2018 performance.

(3)

Includes amounts associated with insurance premiums we pay for Accidental Death and Dismemberment, Life, Medical, Dental, Vision, short-term and long-term disability insurance and medical insurance waiver incentives, which are available to all employees.

(4)	Dr. Brown’s salary increased from $531,289 to $547,228 effective July 1, 2020. Effective April 1, 2021, Dr. Brown’s salary increased by 2% to $558,172 from $547,228.
(5)

Mr. Arenberg’s salary increased from $351,900 to $362,457 effective July 1, 2020. Mr. Arenberg’s salary increased from $345,000 to $351,900 effective April 1, 2019. His salary increased from $325,509 to $345,000 effective October 15, 2018 when he was promoted to Chief Financial Officer. Effective April 1, 2021, Mr. Arenberg’s salary increased by 2% to $369,706 from $362,457.

(6)

Ms. Joice’s salary increased from $308,404 to $317,656 effective July 1, 2020.  Effective April 1, 2019, Ms. Joice’s salary increased by 2% to $308,404 from $302,357. Effective April 1, 2021, Ms. Joice’s salary increased by 2% to $324,009 from $317,656.

(7)	Dr. Sussman joined the Company as Chief Medical Officer in November 2020 with an annual salary of $400,000. Effective April 1, 2021, Dr. Sussman’s salary increased to $401,293 from $400,000.

CEO Pay Ratio Disclosure

Pursuant to SEC rules, we are required to disclose in this proxy statement the ratio of the annual total compensation of Dr. Brown, our President and CEO, to the median of the annual total compensation of all of our employees (excluding Dr. Brown). We determined that Dr. Brown’s 2020 annual total compensation was $1,133,545, the median of the 2020 annual total compensation of all of our employees (excluding Dr. Brown) was $150,149, and the ratio of these amounts was 8 to 1.

To identify the “median employee” for purposes of this disclosure (i.e., the individual employee whose compensation was at the median level among our entire employee group), we used a determination date of December 31, 2020 and analyzed, for all of the individuals employed by us on that date, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending December 31, 2020, plus (ii) the fair value of the stock options granted during the year ended December 31, 2020. The compensation for permanent employees who were not employed by us for the entire 12-month period was annualized to reflect compensation for the entire 12-month period. For purposes of calculating the ratio above, the value of employer provided non-discriminatory health benefits was included in the compensation of each of Dr. Brown and the median employee.

GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended December 31, 2020:

Grants of Plan-Based Awards in Fiscal 2020

		Estimated Future Payouts			All Other
		Under Non-Equity Incentive			Option Awards:			Grant Date
		Plan Awards(1)			Number of		Exercise or	Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Securities Underlying Options(#)		Base Price of Option Awards (2)($/Share)	Stock and Option Awards (3)($)
James E. Brown	1/21/2020				225,000	(4)	2.11	357,660
	N/A	—	328,337	—
Michael H. Arenberg	1/21/2020				125,000	(4)	2.11	198,700
	N/A	—	144,983	—
Judy R. Joice	1/21/2020				85,000	(4)	2.11	135,116
	N/A	—	111,180	—
Norman L. Sussman (5)	11/2/2020				200,000	(6)	1.77	266,700
	11/2/2020				50,000	(5)	1.77	66,300
	N/A	—	160,000	—

(1)	This amount represents the target bonus for fiscal 2020 as described in more detail in “Compensation Discussion and Analysis” above.
(2)	The exercise price per share of such option grant was the closing price of our common stock on the Nasdaq Capital Market on the date of grant.
(3)

Amounts shown represent the fair value per share as of the grant date of the award multiplied by the number of shares. For more information, please see Note 8 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying the valuation of equity awards.

(4)

All options were granted under our 2000 Stock Plan. The vesting associated with the option is as follows: one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over four (4) years following the date of grant, subject to continued service.

(5)

Dr. Sussman also received a performance-based stock option grant of 50,000 shares with an exercise price of $1.77 on November 2, 2020. The vesting associated with the option is as follows: 100% of the total shares subject to the option shall vest upon meeting a certain regulatory milestone, with such vesting also subject to the optionee providing continuous service to the Company through the date of the applicable vesting event..

(6)

All options were granted under our 2000 Stock Plan. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to such option shall vest on the one-year anniversary of the date of grant, and one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over three (3) years following the one-year anniversary, subject to continued service.

With respect to Non-Equity Incentive Plan Awards for fiscal year 2020, the Compensation Committee set specific corporate targets and goals as described in “Compensation Discussion and Analysis—Bonus (Non-Equity Incentive Plan Compensation)” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2020, certain information regarding outstanding option awards at fiscal year-end for our Named Executive Officers. All options were granted under our 2000 Stock Plan. In addition, there were no stock awards outstanding for the individuals named below at December 31, 2020.

Outstanding Option Awards At December 31, 2020

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)
James E. Brown	210,000	—	—	3.26	1/20/2011(2)	1/20/2021
	130,000	—	—	0.78	2/3/2012(4)	2/3/2022
	96,306	—	—	0.78	2/3/2012(5)	2/3/2022
	130,000	—	—	1.21	2/5/2013(4)	2/5/2023
	63,391	—	—	1.21	2/5/2013(5)	2/5/2023
	150,237	—	—	1.21	2/5/2013(3)	2/5/2023
	150,000	—	—	2.09	1/31/2014(4)	1/31/2024
	117,068	—	—	2.09	1/31/2014(3)	1/31/2024
	48,077	—	—	1.36	3/28/2014(5)	3/28/2024
	250,000	-	—	0.88	1/09/2015(4)	1/09/2025
	37,037	—	—	1.75	3/26/2015(5)	3/26/2025
	200,000	—	—	1.16	1/28/2016(4)	1/28/2026
	48,077	—	—	1.35	3/31/2016(5)	3/31/2026
	167,206	—	—	1.16	1/28/2016(3)	1/28/2026
	145,676	—	—	1.31	1/9/2017(3)	1/9/2027
	210,937	14,063	—	1.31	1/9/2017(4)	1/9/2027
	47,170	—	—	1.40	6/19/17(5)	6/19/2027
	188,212	—	—	1.24	1/26/2018(3)	1/26/2028
	171,875	78,125	—	1.24	1/26/2018(4)	1/26/2028
	221,755	—	—	0.58	1/23/2019(3)	1/23/2029
	65,625	84,375	—	0.58	1/23/2019(4)	1/23/2029
	42,187	182,813	—	2.11	1/21/2020(4)	1/21/2030
Michael H. Arenberg	120,000	—	—	3.26	1/20/2011(4)	1/20/2021
	90,000	—	—	1.21	2/5/2013(4)	2/5/2023
	51,260	—	—	1.21	2/5/2013(3)	2/5/2023
	90,000	—	—	2.09	1/31/2014(4)	1/31/2024
	39,167	—	—	2.09	1/31/2014(3)	1/31/2024
	95,000	—	—	0.88	1/9/2015(4)	1/9/2025
	57,808	—	—	0.88	1/9/2015(3)	1/9/2025
	76,000	—	—	1.16	1/28/2016(4)	1/28/2026
	43,983	—	—	1.16	1/28/2016(3)	1/28/2026
	54,770	—	—	1.31	1/9/2017(3)	1/9/2027
	80,156	5,344	—	1.31	1/9/2017(4)	1/9/2027
	10,000	—	—	1.40	6/19/2017(4)	6/19/2027
	72,659	—	—	1.24	1/26/2018(3)	1/26/2028
	61,875	28,125	—	1.24	1/26/2018(4)	1/26/2028
	33,333	16,667	—	0.97	10/15/18(6)	10/15/2028
	86,335	—	—	0.58	1/23/2019(3)	1/23/2029
	48,125	61,875	—	0.58	1/23/2019(4)	1/23/2029
	23,437	101,563	—	2.11	1/21/2020(4)	1/21/2030
Judy R. Joice	90,000	—	—	3.26	1/20/2011(2)	1/20/2021
	40,136	—	—	0.78	2/3/2012(4)	2/3/2022
	1	—	—	0.78	2/3/2012(3)	2/3/2022
	20,000	—	—	0.73	4/11/2012(4)	4/11/2022
	90,000	—	—	1.21	2/5/2013(3)	2/5/2023
	46,097	—	—	1.21	2/5/2013(4)	2/5/2023
	100,000	—	—	2.09	1/31/2014(4)	1/31/2024
	30,452	—	—	2.09	1/31/2014(3)	1/31/2024
	40,000	—	—	1.36	3/28/2014(4)	3/28/2024

	54,420	—	—	0.88	1/09/2015(3)	1/09/2025
	95,000	-	—	0.88	1/09/2015(4)	1/09/2025
	76,000	—	—	1.16	1/28/2016(4)	1/28/2026
	41,843	—	—	1.16	1/28/2016(3)	1/28/2026
	53,766	—	—	1.31	1/9/2017(3)	1/9/2027
	80,156	5,344	—	1.31	1/9/2017(4)	1/9/2027
	65,465	—	—	1.24	1/26/2018(3)	1/26/2028
	58,437	26,563	—	1.24	1/26/2018(4)	1/26/2028
	77,022	—	—	0.58	1/23/2019(3)	1/23/2029
	37,187	47,813	—	0.58	1/23/2019(4)	1/23/2029
	15,937	69,063	—	2.11	1/21/2020(4)	1/21/2030
Norman L. Sussman	—	200,000	—	1.77	11/2/2020(2)	11/2/2030
	—	50,000	—	1.77	11/2/2020(7)	11/2/2030

(1)	The original term of these option grants is ten (10) years from the date of grant.
(2)

The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to such option shall vest on the one-year anniversary of the date of grant, and one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over three (3) years following the one-year anniversary, subject to continued service.

(3)	The vesting associated with these option grants are as follows: 100% of the total shares subject to such option vested on the date of grant.
(4)

The vesting associated with these option grants are as follows: one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over four (4) years following the date of grant, subject to continued service.

(5)

The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service.

(6)

The vesting associated with the option grant is as follows: one forty-eighth (1/48) of the total shares subject to the option shall vest monthly over four (4) years following the date of grant, subject to continued service.

(7)

The vesting associated with these option grants are as follows: 100% of the total shares subject to the option shall vest upon meeting a certain regulatory milestone, with such vesting also subject to the optionee providing continuous service to the Company through the date of the applicable vesting event.

EXERCISES

The following table shows for the fiscal year ended December 31, 2020, certain information regarding option exercises and stock vested during the last fiscal year with respect to our Named Executive Officers:

Option Exercises in Fiscal 2020 (1)

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James E. Brown	—	—
Michael H. Arenberg	—	—
Judy R. Joice	57,820	141,763
Norman L. Sussman	—	—

(1)	We do not currently utilize stock awards as part of our compensation plan. As such, we do not include information regarding stock awards that would otherwise appear as blank columns in this table.

CHANGE OF CONTROL AGREEMENTS

We maintain a change of control policy applicable to our officers who hold the rank of Vice President and above (who are not party to any other change of control agreement with us) which provides that, in the event that such officer’s employment is terminated without cause or constructively terminated, in connection with and prior to a change in our control, or within twenty-four months following a change in our control, then: (1) the unvested portion of any stock option held by such officer shall automatically accelerate so as to become completely vested as of the effective date of the termination, and (2) such officer shall receive a cash payment equal to one year of such officer’s then current notional salary, provided that such cash payment will be equal to two years of such officer’s then current notional salary in the case of James E. Brown. In December 2020, our Compensation Committee amended the policy to, among other things, provide that cash payments would be made in the form of a lump sum rather than installments over 12 months, make certain changes with respect to the restrictive covenants required to earn severance benefits, and make certain other clarifying changes. The policy, as amended, provides any such severance benefits are conditioned upon such officer delivering to us an effective release of claims against us, complying with certain non-disparagement covenants, and cooperating with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. If the Officer breaches any of these requirements, the Company will have no further obligation to pay to the Officer any benefit under this policy, and the Officer will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Officer under this policy. The policy contains a “better after-tax” provision, which provides that if any of the payments to an executive constitutes a parachute payment under Code Section 280G, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Code Section 4999.

Had a change in control occurred during fiscal 2020 and had their employment been terminated on December 31, 2020, our Named Executive Officers would have been eligible to receive the payments set forth in the columns under the heading “Terminations Within 24 Months of a Change in Control” in the table below without taking into account the impact of the “better after-tax” provision.

Terminations Within 24 Months of a Change in Control
Name	Severance Payments ($)	Value of Accelerated Unvested Options (1)($)
James E. Brown	1,094,455	201,529
Michael H. Arenberg	362,457	174,703
Judy R. Joice	317,656	97,508
Norman L. Sussman	400,000	75,000

(1)

The value of accelerated vesting of the options is based solely on the excess, if any, of $2.07 per share, the closing market price on December 31, 2020, over the exercise price of the unvested portion (as of December 31, 2020) of our Named Executive Officers’ stock options. Because many of our stock options have exercise prices higher than our current stock price, if our stock value was higher at the time of any actual termination of employment, additional stock options could have considerable value.

DIRECTOR COMPENSATION

Overview of Compensation and Procedures

The Compensation Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;
•	survey data collected by our human resources department; and
•	information obtained directly from other companies.

In 2019, the Compensation Committee retained Larry Setren & Associates, an independent compensation consulting firm, to analyze the director compensation programs. Subsequent to this review, no board compensation practices changed.  The number of options granted to each non-employee director when he or she first becomes a director is 70,000.

We compensate non-employee members of the Board through a mixture of cash and equity-based compensation. Each non-employee director is eligible to receive an attendance fee of $1,500 for each Board meeting attended and $500 for each telephonic Board meeting, and a cash retainer fee equal to $34,000 per year, paid on a quarterly basis in arrears. In addition, for each Board committee on which a non-employee director serves, he or she shall be eligible to receive an attendance fee of $1,000 for each committee meeting attended and a cash retainer fee equal to $8,000, $6,000 and $5,000 per year for serving on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee respectively paid on a quarterly basis in arrears; provided that the cash retainer to be received by the chairperson of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is $22,500, $15,000 and $12,000 per year, respectively, each paid on a quarterly basis in arrears. In connection with his appointment as the Chairman of the Board, effective January 1, 2019, Mr. Hoffmann receives a cash retainer fee of $70,000 per year.

All of our current non-employee directors receive stock option grants as part of their compensation for their service. When each non-employee director first becomes a director, he or she receives nonstatutory options to purchase shares of our common stock covering 70,000 shares. These options have a ten-year term and become exercisable in installments of one-third of the total number of shares granted on each anniversary of the grant. Additionally, each director who has served for at least 6 months will receive options to purchase additional shares of our common stock on the date of the annual stockholder meeting (Annual Grant), covering 55,000 shares, and such Annual Grant vests on the day before the first anniversary of the date of grant of the Annual Grant. With respect to Mohammad Azab and Gail J. Maderis who joined our Board of Directors in January 2021, they will receive options to purchase additional shares of our common stock on the date of the annual stockholder meeting (Annual Grant) on June 15, 2021, covering 27,500 shares, and such Annual Grant vests on the day before the first anniversary of the date of grant of the Annual Grant. These options are for a ten-year term. In each case, the size of the option grants would be adjusted to reflect any stock splits, stock dividends, combinations or similar transactions. The exercise price of the options granted to our directors must be at least 100% of the closing price of our common stock on the Nasdaq Capital Market on the date the option is granted. Options granted on or after June 24, 2013 may be exercised only (1) while the individual is serving as a director on the Board, (2) within 12 months after termination by death or disability or (3) within 24 months after the individual’s term as director ends for any other reason. In 2019, the Board extended the post termination exercise period of 2,386,441 vested options held by non-employee directors who served on the Board for more than ten years based on a policy adopted by the board.  The policy stipulated that upon retirement of any member of the Board of Directors who has served on the Board for at least ten years prior to the effective date of such retirement, all options held by such Director shall continue to be exercisable until the earlier of (a) the termination date of such option or (b) ten years after such Director's retirement date.

Employee directors receive no additional compensation for serving on our Board of Directors.

The following table sets forth certain information regarding the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2020.

Director Compensation for Fiscal 2020

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation ($)	Total ($)
Simon X. Benito	71,283	95,816	—	167,099
Terrence F. Blaschke, M.D.	49,500	95,816	33,600	178,916
Gail M. Farfel, Ph.D.	48,339	95,816	—	144,155
David R. Hoffmann	114,000	95,816	—	209,816
Armand P. Neukermans, Ph.D.	59,500	95,816	—	155,316
Judith J. Robertson	55,811	95,816	—	151,627
Jon S. Saxe	62,500	95,816	—	158,316

(1)

Amounts shown represent the aggregate grant date fair value of the stock option awards. In June 2020, an option to purchase 55,000 shares of our common stock at $2.33 per share was granted under our 2000 Stock Plan to each of our non-employee directors (with a fair value of $95,816 for each option grant). For more information, please see Note 8 of the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 regarding the assumptions underlying the valuation of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—DIRECTORS

The following table sets forth certain information regarding outstanding equity awards at December 31, 2020 of all of our non-employee directors:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable
Simon X. Benito	404,982	55,000
Terrence F. Blaschke, M.D.	404,982	55,000
Gail M. Farfel, Ph.D.	23,334	101,666
David R. Hoffmann	446,513	55,000
Armand P. Neukermans, Ph.D.	429,982	55,000
Judith J. Robertson	23,334	101,666
Jon S. Saxe	429,982	55,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	27,274,439	$1.45	8,096,801	(2)(3)
Equity compensation plans not approved by security holders	—	—	—
Total	27,274,439	$1.45	8,096,801

(1)	Consists of the following equity compensation plans: (i) our 2000 Stock Plan and (ii) our 2000 Employee Stock Purchase Plan.
(2)	Includes 7,599,531 shares of our common stock reserved under our 2000 Stock Plan for future issuance.
(3)

Includes 497,270 shares of our common stock reserved under our 2000 Employee Stock Purchase Plan for future issuance, including shares that will be purchased during the most recent purchase period under the 2000 Employee Stock Purchase Plan commencing on November 1, 2020 and ending on April 30, 2021.

CERTAIN RELATIONSHIPS

In accordance with the Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions (as defined in Item 404 of Reg. S-K), other than compensation transactions, which are subject to the auspices of the Compensation Committee. Although we have not entered into any financial transactions with any immediate family member of any of our directors or executive officers, if we were to do so, any such material financial transaction would need to be approved by the Audit Committee before we enter into such a transaction. The Audit Committee also reviews and approves our proxy statement and the information contained therein.

OTHER TRANSACTIONS

During the last fiscal year, we granted options to purchase common stock to our employees and directors as reported in this proxy statement.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this proxy statement with management; and
•	based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of DURECT Corporation:

David R. Hoffmann

Armand P. Neukermans

Jon S. Saxe

Compensation Committee Interlocks and Insider Participation

At December 31, 2020, the Compensation Committee of the Board of Directors consisted of David R. Hoffmann, Armand P. Neukermans and Jon S. Saxe. The Compensation Committee currently consists of Mohammad Azab, David R. Hoffmann, Gail J. Maderis, Armand P. Neukermans and Jon S. Saxe. No member of this committee was at any time during fiscal year 2020 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal year 2020.

AUDIT COMMITTEE REPORT

As required by Nasdaq rules, the Audit Committee of the DURECT Corporation Board of Directors is composed of at least three independent directors. The committee operates under a written charter adopted by the Board of Directors in March 2000 and last revised in March 2021.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for its internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held five meetings during the fiscal year 2020. Management represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. In 2020, the Audit Committee met, reviewed and discussed the audited financial statements for fiscal year 2020 and the audited internal controls over financial reporting as of December 31, 2020, with management and the Company’s independent registered public accounting firm.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the independence letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence. Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from DURECT Corporation.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that was filed with the SEC on March 5, 2021.

The Audit Committee of the Board of Directors of DURECT Corporation:

Simon X. Benito

David R. Hoffmann

Judy J. Robertson

Jon S. Saxe

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

During the fiscal years ended December 31, 2020 and 2019, Ernst & Young LLP, our independent registered public accounting firm and principal accountants, billed the fees set forth below. All Audit Fees, Audit-Related Fees, Tax Fees and Other Fees for 2020 and 2019 were pre-approved by the Audit Committee according to the policies and procedures described above under the caption “The Board, Board Committees and Meetings—Audit Committee.”

	Years Ended December 31,
	2020	2019
Audit Fees	$1,010,915	$1,097,628
Tax Fees	59,740	55,105
Other Fees	1,405	1,435
	$1,072,060	$1,154,168

Audit Fees

Fees for audit services include fees associated with the 2020 and 2019 audits of our annual financial statements and the 2019 audit of the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 included in our 2019 Form 10-K and the review of the financial statements included in our quarterly reports on Form 10-Q. Audit fees include fees for advice on audit and accounting matters that arose during, or as a result of, the audit or the review of annual and interim financial statements, respectively. The 2020 and 2019 audit fees also include approximately $132,015 and $86,500, respectively, related to the review of SEC registration statements, issuance of comfort letters, and issuance of consents.

Audit-Related Fees

There were no fees billed in each of the last two fiscal years for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements that are not reflected in “Audit Fees.”

Tax Fees

Tax fees include tax compliance services related to preparation of tax returns, assistance with responding to inquiries of the Internal Revenue Service and other tax matters.

All Other Fees

Other fees consist of an annual subscription to on-line accounting information and updates.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote over the Internet or by using the toll-free telephone number on your proxy card or voting instruction materials, or by mailing a proxy card or voting instruction card. Please review the instructions on the Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction materials regarding your voting options.

By Order of the Board of Directors,

Michael H. Arenberg
Chief Financial Officer and Secretary

April [●], 2021

Cupertino, California

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DURECT CORPORATION

The undersigned, James E. Brown, hereby certifies that:

1. He is the President and Chief Executive Officer of Durect Corporation, a Delaware corporation (the “Corporation”).

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 6, 1998 under the name “Durect Therapeutics Corporation.”

3. Article Fourth, Paragraph (A) of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Six Hundred and Ten Million (610,000,000) shares, each with a par value of $0.0001 per share. Six Hundred Million (600,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.”

4. This Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s board of directors and stockholders in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation at Cupertino, California on                     , 2021

/s/
James E. Brown President and Chief Executive Officer

VOTE DURECT 000004 ENDORSEMENT_LINE_ SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/drrx or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456789012345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. 1. The Election of three Class III directors of our Board of Directors to serve until the 2024 annual meeting of stockholders. 01 - Mohammad Azab 02 - James E. Brown 03 - Gail M. Farfel For Withhold For Withhold For Withhold 2. Approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 350,000,000 to 600,000,000; For Against Abstain 3. Hold an advisory vote on executive compensation; For Against Abstain 4. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. C 1234567890 JNT 1UPX 502936 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03FYGC

The 2021 Annual Meeting of Stockholders of DURECT Corporation will be held on Tuesday, June 15, 2021 at 9:00 A.M. PST, virtually via the internet at www.meetingcenter.io/269945206. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — DRRX2021. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/drrx IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — DURECT Corporation Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 15, 2021 David R. Hoffmann and Michael H. Arenberg, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of DURECT Corporation to be held on Tuesday, June 15, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.